Exhibit 23.2

CONSENT OF INDEPENDENT AUDITOR

We hereby consent to the use in the registration statement on Forms F-10 and F-4 of Yamana Gold Inc. (the Registration Statement) of our report dated March 18, 2014 relating to the consolidated financial statements of Osisko Mining Corporation, which appears as an exhibit in such Registration Statement.  We also hereby consent to the incorporation by reference in the Registration Statement of our report dated March 18, 2014 relating to the consolidated financial statements of Osisko Mining Corporation, which is incorporated by reference in Yamana Gold Inc.’s Business Acquisition Report dated June 24, 2014 as filed on the System for Electronic Document Analysis and Retrieval (“SEDAR”).  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/PricewaterhouseCoopers LLP(1)
Montreal, Quebec, Canada
October 6, 2014

(1)  CPA auditor, CA, public accountancy permit No. A123475